Exhibit 99a

CONTACTS: Media Inquiries
Lin Cummins
(248) 435-7112
linda.cummins@arvinmeritor.com

Investor Inquiries
Alice McGuire
(248) 655-2159
alice.mcguire@arvinmeritor.com

ArvinMeritor Reports Fiscal Year 2004 Third-Quarter Results

              TROY, Mich., (July 28, 2004) — ArvinMeritor, Inc. (NYSE:ARM) today reported record sales of $2.4 billion and net income of $53 million, or $0.77 per diluted share, for its third fiscal quarter ended June 30, 2004, compared to the prior fiscal year’s third-quarter net income of $47 million, or $0.69 per diluted share.

              Sales increased $279 million, or 13 percent, from the prior year’s third quarter. On a constant currency basis, sales would have been up approximately 10 percent on stronger North American commercial vehicle truck and trailer volumes and new business awards in the Light Vehicle Systems business. Net income in the quarter increased 13 percent from a year ago, despite higher raw material costs, primarily steel of approximately $18 million, after tax. Operating income for the quarter was $102 million, a five-percent improvement compared to the same period last year.

              ArvinMeritor Chairman and Chief Executive Officer Larry Yost said, “We are pleased to report a substantial improvement in sales and net income, compared to the same period last year. This improvement was driven by our Commercial Vehicle Systems business group, which continued to benefit from stronger North American Class 8 truck and trailer volumes.”

              Specific business segment financial results include:

•	Light Vehicle Systems (LVS) sales were $1,250 million, up $55 million, or five percent, from the third quarter of fiscal year 2003. Excluding the effect of currency and dispositions, LVS sales would have been higher by approximately six percent. Operating income of $38 million was down $8 million from the same period last year, and was unfavorably impacted by $10 million of higher steel costs. Operating margin was 3.0 percent, down from 3.8 percent in the prior year.

•	Commercial Vehicle Systems (CVS) sales were $862 million, up $217 million, or 34 percent, from last year’s third quarter, primarily as a result of stronger North American commercial vehicle truck and trailer volumes. Excluding the effect of currency, sales would have been up approximately 32 percent. Operating income was $53 million, $15 million higher than the same period last year, resulting in operating margins of 6.1 percent, up from 5.9 percent in the prior year. Operating margins increased, despite higher steel costs of approximately $10 million, investments in commercial vehicle exhaust technology and the consolidation of the transmission business after the dissolution of the transmission joint venture with ZF Friedrichshafen.

During the third quarter, CVS completed the sale of its Kenton, Ohio, trailer-beam fabrication facility, continuing the company’s strategy to divest non-core businesses and improve return on invested capital.

•	Light Vehicle Aftermarket (LVA) sales were $224 million, nearly flat compared to last year’s third quarter. On a constant currency basis, sales would have been lower than the prior year by approximately three percent. Operating income was $4 million during the quarter, down $6 million, when compared to the same period a year ago. Weaker European markets and $5 million in higher steel costs accounted for the operating income decline.

Nine-Month Summary

              For the first nine months of fiscal year 2004, sales were $6.8 billion, up $1.0 billion, or 17 percent, compared to the same period last year. Sales would have been up approximately eight percent, or $460 million, without the effect of currency translation of $345 million and incremental revenues of $203 million associated with the fiscal year 2003 acquisition of the majority interest in Zeuna Stärker. Operating income for the first nine months of fiscal year 2004 was $232 million, compared to $233 million in the same period last year. Year-to-date operating income includes approximately $35 million in higher steel costs.

              Net income increased 10 percent to $113 million for the first nine months of fiscal year 2004, compared to a year ago, resulting in $1.65 per diluted share, up from $1.52 per diluted share in the same period last year.

Outlook

              “We have lowered our fiscal year 2004 outlook for light vehicle production to 15.9 million vehicles in North America, slightly down from our previous estimate of 16.1 million vehicles, while holding the forecast for Western Europe at 16.6 million vehicles,” Yost said. “We are increasing our Class 8 truck production outlook in North America to 234,000 units, up from our previous estimate of 227,000 units.

              “We expect to achieve record sales of $9.1 billion for our full fiscal year, based on strong North American heavy-duty truck and trailer volumes,” Yost continued. “While we believe our CVS business group will benefit from these higher volumes, in the fourth quarter we will face challenges posed by the availability and higher prices of steel. We expect fourth-quarter diluted earnings per share in the range of $0.55 to $0.60, and full-year earnings between $2.20 to $2.25.

              “We remain committed to cash generation and reducing debt. We have reduced our net debt(1) by $167 million, while contributing $207 million to our pension and retiree medical plans over the last 12 months. We believe this trend will continue, and we expect to generate between $140 million and $160 million in free cash flow(2) in fiscal year 2004.

              “We are pleased with our performance in the third quarter, as we saw our sales and earnings grow year-over-year. We remain committed to our strong focus on customers and to delivering engineering and technology solutions that move the world. I retire with confidence that ArvinMeritor is well-positioned to further strengthen our reputation as one of the nation’s premier supplier companies to the motor vehicle industry, under the strong leadership of Chip McClure.”

              ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., the company employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: www.arvinmeritor.com.

# # #

              All earnings per share amounts are on a diluted basis. The company’s fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company’s fiscal year and fiscal quarters, unless otherwise stated.

              This press release contains certain non-GAAP financial measures including net debt (1), free cash flow (2), and percentage changes in sales in constant currency. Such measures should not be considered substitutes for any measures derived in accordance with generally accepted accounting principles, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented on our website, www.arvinmeritor.com, in the fiscal year third quarter earnings conference call presentation.

Notes

(1) The company defines net debt as balance sheet debt less the fair value adjustment of debt due to interest rate swaps plus amounts outstanding under its accounts receivable securitization and factoring programs less cash.

(2) The company defines free cash flow as cash flow from operations before the change in accounts receivable securitization and factoring programs less capital expenditures.

This press release also contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; availability and cost of raw materials; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

ArvinMeritor, Inc. (NYSE:ARM) will host a telephone conference call to discuss the company’s fiscal year 2004 third-quarter financial results on Wednesday, July 28, 2004, at 10:00 a.m. (ET). To participate, call (706) 643-7449 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time —or for 90 days by recording — by visiting www.arvinmeritor.com. A replay of the call will be available from 11:00 a.m. (ET) July 28, until midnight, July 30, 2004, by calling 1-800-642-1687 within the United States and Canada or (706) 645-9291 for international calls. Please refer to conference ID number 8398417.

ARVINMERITOR, INC.
STATEMENT OF CONSOLIDATED INCOME
(Unaudited, in millions, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,

	2004	2003	2004	2003

Sales	$2,388	$2,109	$6,822	$5,811
Cost of Sales	(2,159)	(1,896)	(6,210)	(5,238)

Gross Margin	229	213	612	573
Selling, General and Administrative	(123)	(111)	(363)	(326)
Gain on Divestitures	—	—	20	2
Restructuring Costs	(4)	(5)	(13)	(16)
Environmental Remediation Costs	—	—	(8)	—
Costs for Withdrawn Tender Offer	—	—	(16)	—

Operating Income	102	97	232	233
Equity in Earnings of Affiliates	5	4	12	6
Gain on Sale of Marketable Securities	—	—	7	—
Interest Expense, Net and Other	(26)	(26)	(77)	(78)

Income Before Income Taxes	81	75	174	161
Provision for Income Taxes	(24)	(24)	(51)	(52)
Minority Interests	(4)	(4)	(10)	(6)

Net Income	$53	$47	$113	$103

Diluted Earnings Per Share	$0.77	$0.69	$1.65	$1.52

Diluted Average Shares Outstanding	68.8	67.8	68.6	67.6

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,

	2004	2003	2004	2003

Sales:
Light Vehicle Systems	$1,250	$1,195	$3,740	$3,262
Commercial Vehicle Systems	862	645	2,316	1,806
Light Vehicle Aftermarket	224	225	621	626
Other	52	44	145	117

Total Sales	$2,388	$2,109	$6,822	$5,811

Operating Income:
Light Vehicle Systems	$38	$46	$115	$117
Commercial Vehicle Systems	53	38	123	91
Light Vehicle Aftermarket	4	10	2	22
Other	7	3	8	3

Segment Operating Income	102	97	248	233
Costs for Withdrawn Tender Offer	—	—	(16)	—

Operating Income	$102	$97	$232	$233

ARVINMERITOR, INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In millions)

	June 30, 2004	September 30, 2003

	(Unaudited)
ASSETS

Cash	$122	$103
Receivables	1,751	1,327
Inventories	579	543
Other Current Assets	239	253
Property, Net	1,248	1,332
Goodwill	985	951
Other Assets	705	731

Total	$5,629	$5,240

LIABILITIES AND SHAREOWNERS’ EQUITY

Short-term Debt	$5	$20
Accounts Payable	1,460	1,311
Accrued and Other Current Liabilities	644	534
Other Liabilities	771	871
Long-term Debt	1,585	1,541
Minority Interests	64	64
Equity	1,100	899

Total	$5,629	$5,240

ARVINMERITOR, INC.
SUMMARY STATEMENT OF CONSOLIDATED CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,

	2004	2003

OPERATING ACTIVITIES
Net Income	$113	$103
Adjustments to Income:
Depreciation and Amortization	164	161
Restructuring costs, Net of Expenditures	1	2
Gain on Sale of Marketable Securities	(7)	—
Gain on Divestitures	(20)	(2)
Pension and Retiree Medical Expense	99	73
Pension and Retiree Medical Contributions	(185)	(141)
Change in Receivable Securitization and Factoring	(115)	148
Changes in Assets and Liabilities	(65)	(138)

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(15)	206

INVESTING ACTIVITIES
Capital Expenditures	(108)	(119)
Proceeds from Dispositions of Property and Businesses	85	42
Acquisitions of Businesses and Investments, Net of Cash Acquired	—	(104)
Proceeds from Sale of Marketable Securities	18	—
Other Investing Activities	(1)	—

CASH USED FOR INVESTING ACTIVITIES	(6)	(181)

FINANCING ACTIVITIES
Net Change in Revolving Debt	45	44
Net Change in Other Debt	5	(22)

Net Change in Debt	50	22
Proceeds from Stock Option Exercises	5	—
Cash Dividends	(21)	(20)

CASH PROVIDED BY FINANCING ACTIVITIES	34	2

IMPACT OF CURRENCY ON CASH	6	20

CHANGE IN CASH	19	47
CASH AT BEGINNING OF PERIOD	103	56

CASH AT END OF PERIOD	$122	$103